Exhibit 99.1

                  ViewCast Announces 2007 First Quarter Profits

        Product Demand Rising; Niagara(R) Revenue Up 58 Percent in First
                                  Quarter 2007


     PLANO, Texas--(BUSINESS WIRE)--May 15, 2007--ViewCast Corporation (OTCBB:VCST), a global leader in the design and manufacture of the world's most advanced media encoding products, announced net sales increased 21 percent in the first quarter 2007 compared to the first quarter 2006. The company also reported net income of $254,640 during the first quarter. Driving the first quarter's positive financial results was a 58 percent increase in revenue from the Niagara(R) product line.

     First Quarter 2007 Financial Results

     Total revenues from continuing operations for the first quarter of 2007 were $3.48 million, an increase of 21 percent over the $2.88 million reported in the first quarter of 2006. The increase in revenue was due to higher system revenue supplemented by a modest increase in capture card revenue.

     "As the market for Niagara(R) streaming encoding systems and Osprey(R) Video capture cards continues to grow, sales are accelerating at a brisk pace," said Dave Stoner, president and chief operating officer of ViewCast Corporation. "During the first quarter 2007, total sales increased 21 percent compared to the first quarter of 2006. Our Osprey product revenue was particularly strong from the Pacific Rim region during the quarter. Niagara systems sales are growing in part due to increased demand from value added resellers and OEM customers. Overall, product sales are strong, and we expect this trend to continue."

     Total operating expenses for the first quarter of 2007 were $2.0 million, down almost 9 percent from the $2.2 million reported in the first quarter of 2006 due to a modest decrease in marketing expenses. The net operating income for the first quarter of 2007 was $68,384 an improvement compared to an operating loss of ($613,001) in the first quarter of 2006.

     Net income was $254,640 in the first quarter 2007, a positive swing of $1.1 million compared to a net loss of ($860,573) in the first quarter of 2006. The net income per share for the first quarter of 2007 was less than a cent or $0.00 per share, compared to a net loss of ($0.04) per share, in the first quarter of 2006. Increased product sales, higher gross profit, decreased operating expenses, and lower interest rates on stockholder debt all helped ViewCast generate positive financial results during the first quarter 2007.

     First quarter EBITDA (earnings before interest, taxes, depreciation, amortization and other income/expense items) income was $129,806, compared with an EBITDA loss of ($557,305) reported in the first quarter of 2006. The company considers EBITDA to be an important measure of performance because it reflects one of the capital resources available to the company's operations that may be used to evaluate the actual performance of the company.

     Business Highlights

     New Niagara and Osprey Products - This spring ViewCast has introduced several new products. The Osprey-240 combines PCI Express compatibility with professional analog inputs to deliver high bandwidth capture for sports, entertainment, news, and other high quality content distribution. The new high-definition (HD) video capture card, the Osprey-700 HD, is an HD-SDI and SD-SDI A/V input card designed for broadcasters and content owners needing to repurpose HD and standard-definition (SD) content for IP video distribution and video-on-demand applications. Niagara Pro offers users a powerful, professional solution for streaming multiple formats, resolutions, and bitrates, while SCX software and EZStream(R) buttons provide simplified streaming operation. The next generation Niagara SCX(R) Pro encoder management and monitoring software features MPEG-4, Part 2/H.263 and MPEG-4, Part 10/H.264 for live streaming encoding. These streaming formats are utilized for next-generation video on cell phones, high-data rate streaming, IPTV deployments and for delivering MPEG-4 content over cellular networks. ViewCast's Niagara GoStream Plus delivers new, powerful, portable media streaming capabilities for mobile and Internet media.

     Customer Highlights - ViewCast signed a value added reseller agreement with Multicast Media Technologies to bundle Niagara streaming media appliances with Multicast's turnkey streaming and service support package for the growing number of content producers in emerging markets. Gem Shopping Network(TM) is using the Niagara(R) PowerStream to provide reliable, real-time stream for live television broadcasts. Cherokee County School District in South Carolina is using the Niagara GoStream portable streaming media encoder for broadcasts of distance-learning courses, which are then made available to students unable to attend those classes in person.

     Upcoming 2007 Events - visit ViewCast at the following industry shows:

     Booth #212 at Streaming Media East Show, May 14-16 -- New York City

     Booth #7.910 at IBC Trade Show, September 9-11 -- Amsterdam

     About ViewCast

     ViewCast develops communication products for live and on demand video and audio content deliverable via a variety of network types and protocols. Our well known products include Osprey(R) Video capture cards, Niagara(R) video encoders/servers featuring Niagara SCX encoder management software. Our products address the video capture, processing and delivery requirements for a broad range of applications and markets. Visit the company's Web site (http://www.viewcast.com) for more information.

     Safe Harbor Statement

     Certain statements, including those made by Dave Stoner, contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995, which reflects the company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors that could cause the actual results to differ materially include, without limitation: the ability of the company to service its debt; possible future losses by the company; the ability of the company to develop and market new products as technology evolves; the ability of the company to meet its capital requirements; increased competition in the video communications; the ability of the company to meet governmental regulations; and the ability of the company to obtain and enforce its patent and avoid infringing upon third parties' patents. Any statements by persons outside the company speculating on the progress of the quarter will not be based on internal company information and should be assessed accordingly by investors. All subsequent written and oral forward-looking statements attributable to ViewCast or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth above. ViewCast does not intend or undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the company's forward-looking statements, please refer to the company's reports on Form 10-KSB and 10-QSB on file with the Securities and Exchange Commission.

     ViewCast, Osprey, Niagara, Niagara SCX 5.0, GoStream and EZStream are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries. All other trademarks are property of their respective holders.


                         VIEWCAST CORPORATION
                         OPERATING HIGHLIGHTS
                             (Unaudited)
              (In thousands - except per share amounts)

                                                    Three Months Ended
                                                        March 31,
                                                    ------------------
                                                      2006     2007
                                                    --------- --------

Net sales                                            $ 2,879  $ 3,482

Cost of sales                                          1,341    1,447
                                                    --------- --------

Gross profit                                           1,538    2,035

Total operating expenses                               2,151    1,967
                                                    --------- --------

Operating income (loss)                                 (613)      68

Total other income (expense)                            (248)     186

Income tax expense                                         -        -
                                                    --------- --------

Net income (loss)                                    $  (861) $   254
                                                    ========= ========

Preferred dividends                                     (202)    (202)
                                                    --------- --------

Net income (loss) applicable to common stockholders  $(1,063) $    52
                                                    ========= ========

Net income (loss) per common share:
   Basic                                             $ (0.04) $  0.00
   Diluted                                             (0.04)    0.00
                                                    ========= ========

Weighted Average number of
common shares outstanding:
   Basic                                              25,628   30,643
   Diluted                                            25,628   47,053


           RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
                             (Unaudited)
                            (In thousands)

                                                    Three Months Ended
                                                        March 31,
                                                    ------------------
                                                      2006     2007
                                                    --------- --------

Net Income (loss)                                    $  (861) $   254

Depreciation and amortization                             56       61

Total other and income tax expense                       248     (186)
                                                    --------- --------

EBITDA                                               $  (557) $   129
                                                    ========= ========

     CONTACT: ViewCast Corporation
              Wendy Moore, +1 972-488-7200
              Fax: +1 972-488-7199
              wendym@viewcast.com
              or
              Wall Street Communications
              David Netz, +1 303-329-0359
              dave@wallstreetcom.tv
              or
              Investor Contact:
              Michael A. Burns & Associates
              Virginia Stuart, 214-521-8596
              Director of Investor Relations
              vstuart@mbapr.com